CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares and Class Y Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Institutional Shares and Class Y Shares Statement of Additional Information for Federated Intermediate Municipal Trust in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-98237) of Federated Intermediate Municipal Trust and to the incorporation by reference of our report dated July 18, 2007 on Federated Intermediate Municipal Trust (one of the portfolios comprising Intermediate Municipal Trust) included in the Annual Report to Shareholders for the fiscal year ended May 31, 2007.





                                           ERNST & YOUNG LLP


Boston, Massachusetts
July 24, 2007